Exhibit 99.1

NEWS

CONTACT:	Kim Detwiler
Senior Vice President, Director of Corporate Communications
Univest Corporation
215-721-8396
detwilerk@univest.net

FOR IMMEDIATE RELEASE

Jeffrey M. Schweitzer Named President of Univest Corporation

Univest also named Kenneth D. Hochstetler to president of Wealth Management for Univest Bank and Trust Co.

and Michael S. Keim to executive vice president and chief financial officer for

Univest Corporation and Univest Bank and Trust Co.

SOUDERTON, Pa., December 18, 2012 — Univest Corporation of Pennsylvania (NASDAQ: UVSP), parent company of Univest Bank and Trust Co. and its insurance, investments and equipment financing subsidiaries, named the company’s chief operating officer, Jeffrey M. Schweitzer, to the additional position of president of Univest Corporation, effective January 1, 2013. Schweitzer assumes the position from William S. Aichele, who remains chairman and chief executive officer. K. Leon Moyer remains vice chairman and president and chief executive officer of Univest Bank and Trust Co. Schweitzer is the fifth president of the $2.2 billion organization, following such notable leaders as Aichele (1997-2012), Merrill S. Moyer (1984-1997), Paul E. Witter (1978-1984) and Charles H. Hoeflich (1973-1978).

Univest Corporation also announced the promotions of Kenneth D. Hochstetler to president of Wealth Management for Univest Bank and Trust Co. and Michael S. Keim to executive vice president and chief financial officer for Univest Corporation and Univest Bank and Trust Co., effective January 1, 2013.

Schweitzer joined Univest in October 2007 as executive vice president and chief financial officer for Univest Corporation and Univest Bank and Trust Co. In January 2011, Schweitzer was promoted to senior executive vice president and chief financial officer of Univest Corporation and Univest Bank and Trust Co. In July 2012, he assumed the role of chief operating officer, a position he will retain. In his new role as president, Schweitzer will oversee the chief financial officer function and the following lines of business and support: Consumer Banking, Insurance, Mortgage Banking, Wealth Management, Equipment Finance, Risk Management and Technology.

Hochstetler joined Univest in 1992 and has more than 20 years of experience in the financial services industries. He founded Univest’s Wealth Management division in 2000. As president of Wealth Management for Univest Bank and Trust Co., Hochstetler will focus on growing the business both organically and through acquisition in Univest’s service area. In addition to his role as president of Wealth Management, Hochstetler will continue as senior executive vice president for Univest Corporation and as president of Univest Investments, Inc., the Corporation’s investment advisory and brokerage subsidiary.

Keim joined Univest Bank and Trust Co. in 2008 and most recently held the position of senior vice president, Mortgage Banking. Prior to joining Univest, he was a self-employed consultant working with a private equity firm to develop and implement a bank acquisition strategy. Keim also spent 14 years working for GMAC Residential where he had varied responsibilities including senior vice president and managing director of Consumer Lending, chief financial officer and executive vice president and chief operating officer of GMAC Bank. Keim will report to Schweitzer and oversee all areas of Finance, Treasury Services, Investor Relations, Operations and Property Management.

In addition to their responsibilities at Univest, Schweitzer, Hochstetler and Keim are involved in the local communities where they live and work. Schweitzer is on the board of directors of the North Penn and Indian Valley Boys and Girls Club. Additionally he serves on the steering committee for PerkUp of the Upper Perkiomen Valley. Schweitzer resides in Skippack.

Hochstetler serves as chairman of the Souderton (Pa.) Industrial Development Authority and serves on the boards of directors of Goshen College (In.), and Microvest Capital Management (Md.). Hochstetler also is in leadership and committee roles with the North Penn United Way and Blooming Glen Mennonite Church. Hochstetler resides in Souderton.

Keim was co-chair of St. Bede’s Church’s recent capital campaign and is a member of the Kappa Delta Rho Alumni Corp. finance committee, which works to provide scholarships for undergraduate members at Temple University. Keim resides in Richboro.

About Univest Corporation

Headquartered in Souderton, Pa., Univest Corporation of Pennsylvania (www.univest.net) and its subsidiaries serve the financial needs of residents, businesses, and nonprofit organizations in Bucks, Chester and Montgomery counties, and the Lehigh Valley. For more information on Univest Corporation of Pennsylvania and its subsidiaries, please visit www.univest.net.

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This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.